Exhibit 99.1

BKV Corporation

Unaudited Pro Forma Condensed Combined Financial Information

On September 29, 2025, BKV Upstream Midstream, LLC (“BKV Upstream Midstream”), a Delaware limited liability company and a wholly owned subsidiary of BKV Corporation, a Delaware corporation (“BKV” or the “Company”), completed the acquisition of 100% of the equity interests (the “Subject Interests”) of Bedrock Production, LLC, a Texas limited liability company (the “Target”), from Bedrock Energy Partners, LLC, a Delaware limited liability company (“Seller”) and certain of its subsidiaries (such transaction, the “Bedrock Acquisition”). The Bedrock Acquisition was completed pursuant to the Membership Interest Purchase Agreement, dated August 7, 2025 (the “Purchase Agreement”), by and among BKV Upstream Midstream, Seller and certain of its subsidiaries, and solely for certain limited purposes set forth therein, BKV.

The Target and its subsidiaries own certain oil and natural gas producing properties in the Barnett Shale. Following the closing, the Target is a wholly-owned subsidiary of BKV Upstream Midstream. Additionally, the Target and its subsidiaries have executed an assumption agreement in order to be added as guarantors and collateral grantors under BKV’s existing reserve-based lending agreement.

The aggregate consideration paid (or to be paid) to the Seller in the Bedrock Acquisition is $397.7 million (the “Purchase Price”), subject to customary adjustments, including, but not limited to estimated fair value of assets acquired and liabilities assumed. Pursuant to the Purchase Agreement, at the closing of the Bedrock Acquisition, BKV paid a portion of the Purchase Price consisting of (i) the Deposit (described below), (ii) approximately $179.5 million in cash to repay certain Target indebtedness, and (iii) the issuance to Seller of 5,233,957 shares of BKV common stock (the “Stock Consideration” and clauses (i) to (iii), collectively, the “Purchase Consideration Transactions”). The remainder of the Purchase Price of $53.1 million, subject to customary adjustments, as noted above, will be paid in cash by December 31, 2025.

As of September 29, 2025, the fair market value of the Stock Consideration was approximately $124.2 million based on the closing price of $23.74.

On August 8, 2025, BKV deposited 10% of the unadjusted Purchase Price (the “Deposit”) into a third-party escrow account. At the closing of the Bedrock Acquisition, the Deposit was retained as a holdback for any BKV indemnification claims until released on the terms and conditions contained in the Purchase Agreement.

BKV funded the cash consideration paid at the closing of the Bedrock Acquisition, and expects to fund the remainder of the Purchase Price, with a combination of the proceeds from the offering by BKV Upstream Midstream of $500,000,000 in aggregate principal amount of 7.500% senior unsecured notes due 2030 (the “2030 Senior Notes”), borrowings under BKV’s existing reserve-based lending agreement (the “RBL Credit Agreement”), and cash on hand. A portion of the borrowings under the 2030 Senior Notes was used to pay down $200.0 million of the RBL Credit Agreement balance (collectively, the “Financing Transactions”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The historical financial statements of BKV and the unaudited books and records of the Target have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the Bedrock Acquisition, the Purchase Consideration Transactions, and the Financing Transactions. The unaudited pro forma condensed combined financial information includes adjustments to account for the Bedrock Acquisition and the Purchase Consideration Transactions in accordance with U.S. GAAP as of the dates indicated (collectively, the “Acquisition Accounting Adjustments”). The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, gives effect to the Bedrock Acquisition and the Purchase Consideration Transactions as if they had occurred on January 1, 2024. The unaudited pro forma adjustments are based upon available information and certain assumptions that BKV’s management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following:

•	The Company’s Current Report on Form 8-K filed on October 1, 2025;

•	The accompanying notes to the unaudited pro forma condensed combined financial information; and

•	The unaudited consolidated financial statements of BKV as of and for the nine months ended September 30, 2025 and the related notes, included in BKV’s Form 10-Q filed on November 10, 2025.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Bedrock Acquisition occurred as of the dates indicated. The unaudited pro forma condensed combined statement of operations also should not be considered indicative of the future results of operations or financial position of BKV. An unaudited pro forma condensed combined balance sheet of the Company is not presented as of September 30, 2025, as the Company’s condensed consolidated balance sheet as of September 30, 2025 already reflects the consummated Bedrock Acquisition.

BKV Corporation

Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2025

(In thousands, except per share amounts)

(Unaudited)

	BKV Corporation	Bedrock Energy Partners, LLC (Through Acquisition Date)	Conforming and Reclassification Adjustments (1)		Financing and Acquisition Adjustments		Pro Forma Combined BKV Corporation
Revenues and other operating income
Natural gas, NGL, and oil sales	$608,290	$—	$97,063	(a)	$—		$705,353
Natural gas	—	55,663	(55,663	)(a)	—		—
Natural gas liquids	—	39,218	(39,218	)(a)	—		—
Oil	—	2,182	(2,182	)(a)	—		—
Midstream revenues	8,092	—	—		—		8,092
Derivative gains, net	34,907	—	8,132	(a)	—		43,039
Marketing revenues	9,507	—	—		—		9,507
Section 45Q tax credits	9,621	—	—		—		9,621
Related party revenues	1,298	—	—		—		1,298
Other	7,007	199	—		—		7,206
Total revenues and other operating income	678,722	97,262	8,132		—		784,116
Operating expenses
Lease operating and workover	106,151	—	30,996	(a)	—		137,147
Lease operating expense	—	29,269	(29,269	)(a)	—		—
Workover expense	—	1,727	(1,727	)(a)	—		—
Taxes other than income	35,269	—	6,288	(a)	—		41,557
Production taxes	—	4,956	(4,956	)(a)	—		—
Ad valorem taxes	—	1,332	(1,332	)(a)	—		—
Gathering and transportation	180,641	—	23,469	(a)	—		204,110
Gas gathering, transportation, marketing, and procurement	—	23,469	(23,469	)(a)	—		—
Depreciation, depletion, amortization, and accretion	115,896	—	17,304	(a)	4,660	(b)	137,860
Asset retirement obligation accretion expense	—	937	(937	)(a)	—		—
Depreciation, depletion, and amortization	—	16,367	(16,367	)(a)	—		—
General and administrative	86,509	11,778	90	(a)	—		98,377
Incentive unit compensation	—	90	(90	)(a)	—		—
Other	37,265	—	—		—		37,265
Total operating expenses	561,731	89,925	—		4,660		656,316
Income (loss) from operations	116,991	7,337	8,132		(4,660)		127,800
Other income (expense)
Earnings from equity affiliate	20,553	—	—		—		20,553
Interest expense	(16,985)	(12,359)	—		(7,592	)(c)	(36,936)
Interest income	585	—	—		—		585
Other income (loss)	1,344	—	(18	)(a)	—		1,326
Other expense	—	(18)	18	(a)	—		—
Gain on derivative contracts, net	—	8,132	(8,132	)(a)	—		—
Income (loss) before income taxes	122,488	3,092	—		(12,252)		113,328
Income tax benefit (expense)	(18,706)	(198)	—		3,016	(d)	(15,888)
Net income (loss)	103,782	2,894	—		(9,236)		97,440
Less: net income (loss) attributable to noncontrolling interest	1,026	—	—		—		1,026
Net income (loss) attributable to BKV	$102,756	$2,894	$—		$(9,236)		$96,414

Net income (loss) per common share attributable to BKV:
Basic	$1.20						$1.06
Diluted	$1.20						$1.06

Weighted average number of common shares outstanding:
Basic	84,731	—	—		5,215	(e)	89,946
Diluted	84,853	—	—		5,215	(e)	90,068

 (1) Management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma combined consolidated financial information.

BKV Corporation Notes to Pro Forma Condensed Combined Financial Information

Note 1 - Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was derived from the historical financial statements of BKV Corporation for the nine months ended September 30, 2025, and the unaudited books and records of Bedrock Energy Partners, LLC (“Bedrock Partners”) from January 1, 2025, through September 29, 2025.

Note 2 - Pro Forma Purchase Price Allocation

The Bedrock Acquisition was accounted for as an asset acquisition as the fair value of substantially all the assets acquired were concentrated in a group of similar assets. Transaction costs incurred to acquire the assets, which amounted to $3.8 million, were capitalized and included in the cost basis of the acquired assets. The Company expects to complete the purchase price assessment by December 31, 2025, which is when the remainder of the purchase price consideration of approximately $53.1 million, subject to customary adjustment, is due. The stock consideration paid to Seller for the Bedrock Acquisition was valued at $124.3 million on the date of issuance (at closing) resulting in an aggregate value of consideration paid (or to be paid) to the Seller of $397.7 million, subject to customary adjustments, including, but not limited to estimated fair value of assets acquired and liabilities assumed. This purchase price allocation is reflected in the condensed consolidated balance sheet of BKV Corporation’s Quarterly Report on Form 10-Q as of September 30, 2025, as filed November 10, 2025.

Below is a reconciliation of the assets acquired and liabilities assumed (in thousands):

Consideration:
Cash	$269,658
Capitalized transaction costs	$3,761
Shares of BKV Corporation's common stock	5,233,957
BKV common stock price	$23.74
Total stock consideration	$124,254
Total consideration	$397,673
Assets acquired and liabilities assumed
Accounts receivable, net	$15,324
Commodity derivative assets, current	10,508
Developed properties	394,934
Commodity derivative assets	12,839
Other noncurrent assets	6,392
Accounts payable and accrued liabilities	(13,416)
Commodity derivative liabilities, current	(2,636)
Other current liabilities	(134)
Asset retirement obligations	(19,746)
Other noncurrent liabilities	(6,392)
Total net assets acquired	$397,673

Note 3 - Adjustments to Unaudited Pro Forma Combined Consolidated Financial Statements

The unaudited pro forma combined consolidated financial information has been compiled in a manner consistent with the accounting policies adopted by BKV. Actual results may differ materially from the assumptions and estimates contained herein.

The pro forma adjustments are based on currently available information and certain estimates and assumptions that the Company believes provide a reasonable basis for presenting the significant effects of the Bedrock Acquisition and impacts from the financing of the senior notes. General descriptions of the pro forma adjustments are provided below.

(a) The following reclassifications were made as a result of the Bedrock Acquisition to conform to the Company’s presentation:

Pro Forma Statement of Operations for the Nine Months Ended September 30, 2025

•	Reclassification of $55.7 million from natural gas, $39.2 million from natural gas liquids, and $2.2 million from oil to natural gas, NGL, and oil sales;

•	Reclassification of $8.1 million from gain on derivative contracts, net in other income (expense) to derivative gains, net in total other revenues and other operating income;

•	Reclassification of $29.3 million from lease operating expense and $1.7 million from workover expense to lease operating and workover;

•	Reclassification of $5.0 million from production taxes and $1.3 million from ad valorem taxes to taxes other than income;

•	Reclassification of $23.5 million from gas gathering, transportation, marketing, and procurement to gathering and transportation;

•	Reclassification of $16.4 million from depreciation, depletion, and amortization and $0.9 million from asset retirement obligation accretion expenses to depreciation, depletion, amortization, and accretion;

•	Reclassification of a nominal amount of incentive unit compensation to general and administrative; and

•	Reclassification of a nominal amount from other expense to other income (loss).

Pro Forma Statement of Operations for the Nine Months Ended September 30, 2025

(b) Reflects the pro forma adjustments to record the depletion and accretion expenses calculated in accordance with BKV Corporation’s depletion rate.

(c) Increase of $7.6 million was comprised of (i) $28.1 million interest expense, including amortization of debt issuance costs, on BKV's $500 million 5-year senior notes with a weighted average interest rate of 7.50%, and (ii) $2.0 million estimated fees, less (iii) $12.4 million of interest expense on Bedrock Partners' debt that is not part of the Bedrock Acquisition, and (iv) $10.1 million interest expense savings from paying down $200.0 million on the RBL Credit Agreement balance.

(d) Income tax benefit of $3.0 million was comprised of (i) $2.8 million tax benefit impact on the financing and acquisition adjustments using a statutory rate of 23% and (ii) the elimination of $0.2 million of Bedrock Partners' income tax expense.

(e) Reflects the September 29, 2025 issuance of 5.2 million shares of BKV Corporation’s common stock to the holders of the Bedrock Interests to partially finance the Bedrock Acquisition at $23.74 per share, for total stock consideration of $124.3 million.

Note 4 - Earnings per Share

Basic net income attributable to BKV per common share for each period is calculated by dividing net income attributable to BKV by the basic weighted average number of common shares outstanding during the period. Diluted net income per common share is calculated by dividing net income attributable to BKV by the diluted weighted average number of common shares outstanding for the respective period. Any remeasurement of the accretion to redemption value of the Class B Units subject to possible redemption was considered to be dividends paid to the noncontrolling interest. Diluted weighted average number of common shares outstanding and the dilutive effect of potential common shares is calculated using the treasury method. The Company includes potential shares of common stock for PRSUs and TRSUs in the calculation of diluted weighted average shares outstanding based on the number of common shares that would be issuable if the end of the reporting period was also the end of the performance period. During periods in which the Company incurred a net loss, diluted weighted average common shares outstanding were equal to basic weighted average of common shares outstanding because the effects of all potential common shares was anti-dilutive.

The following table presents the historical and pro forma calculation of basic and diluted net income per common share attributable to BKV for the nine months ended September 30, 2025:

	Historical	Pro Forma
(in thousands, except per share amounts)	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Net income attributable to BKV	$102,756	$96,414
Accretion of Class B Units to redemption value	(818)	(818)
Net income including accretion of Class B Units to redemption value	$101,938	$95,596

Basic weighted average common shares outstanding	84,731	89,946
Add: dilutive effect of TRSUs	122	122
Add: dilutive effect of PRSUs	—	—
Diluted weighted average of common shares outstanding	84,853	90,068
Weighted average number of outstanding securities excluded from the calculation of diluted loss per share
TRSUs	—	—
PRSUs	—	—

Net income per common share attributable to BKV:
Basic	$1.20	$1.06
Diluted	$1.20	$1.06